Exhibit 99.1
FOR IMMEDIATE RELEASE:
Tuesday, October 16, 2007
COMMERCE BANCSHARES, INC. REPORTS THIRD QUARTER
EARNINGS PER SHARE OF $.81
     Commerce Bancshares, Inc. announced earnings of $.81 per share for the three months ended September 30, 2007, an increase of 5.2% compared to $.77 per share in the third quarter of 2006. Net income for the third quarter amounted to $55.9 million compared to $54.5 million in the same period last year. The return on average assets for the three months ended September 30, 2007 was 1.43%, the return on average equity was 15.1% and the efficiency ratio was 59.8%.
     For the nine months ended September 30, 2007, earnings per share totaled $2.33 compared to $2.29 reported for the first nine months of last year. Net income amounted to $163.0 million in 2007 compared to $162.8 million in 2006. For the nine months of 2007, the return on average assets was 1.42%, and the return on average equity was 14.9%.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “We are pleased to report 5% growth in earnings per share and 9% growth in revenue per share compared to the same period last year. Earnings this quarter were driven by a relatively stable net interest margin, continued loan growth and solid results from our fee businesses, especially trust and bankcard which grew 11% and 9%, respectively. Non-interest expense continues to remain well controlled this year. Average loans increased 11% over the same period last year, driven by commercial and consumer loan growth.”
     Mr. Kemper continued, “Despite weakness in the residential real estate sector, overall economic activity in our markets has led to continued loan growth. Asset quality has remained good with year-to-date net loan charge-offs totaling just .38% of average loans. Total non-accrual loans and foreclosed real estate increased $7.1 million from last quarter to $41.4 million as of September 30, 2007. Our allowance for loan losses totaled $133.6 million, or 1.28% of outstanding loans, which represents 515% of total non-accrual loans.”
     Total assets at September 30, 2007 were $16.0 billion, total loans were $10.8 billion, and total deposits were $12.0 billion. On July 1, 2007, the Company completed its acquisition of Commerce Bank, Denver, Colorado with loans of $75 million and deposits of $72 million. Also during the quarter, the Company purchased approximately 650 thousand shares of its common stock through its treasury stock buyback plan.
(more)
     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
     Posted to the Company’s web site is management’s discussion of third quarter results. To see this information, please visit our web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	6/30/07	9/30/07	9/30/06
Non-Accrual Loans	$33,159	$25,962	$18,845
Foreclosed Real Estate	$1,084	$15,408	$1,379
Total Non-Performing Assets	$34,243	$41,370	$20,224
Non-Performing Assets to Loans	.33%	.40%	.21%
Non-Performing Assets to Total Assets	.22%	.26%	.13%

Loans 90 Days & Over Past Due – Still Accruing	$21,087	$19,227	$16,251

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2007
For the quarter ended September 30, 2007, net income amounted to $55.9 million, an increase of $1.4 million over the same quarter last year and an increase of $324 thousand over the previous quarter. For the current quarter, the return on average assets was 1.4%, the return on average equity was 15.1%, and the efficiency ratio was 59.8%.
Balance Sheet Review
During the 3rd quarter of 2007, average loans, excluding held for sale loans, increased $157.8 million, or 1.6%, compared to the previous quarter, and represented annualized growth of 6.4%. Also, these average loans increased $1.0 billion, or 11.3%, during the 3rd quarter of 2007 compared to the 3rd quarter of 2006. With the acquisition of Commerce Bank, Denver, Colorado, which occurred on July 1, 2007, the Company added loans with a quarterly average balance of $77.8 million, comprised mainly of business, business real estate and construction loans. Overall during the quarter, the increase in average loans compared with the previous quarter consisted mainly of growth in construction ($47.3 million), personal real estate ($23.8 million), consumer ($87.0 million) and consumer credit card ($24.3 million) loans. Business loans grew significantly in September 2007 primarily due to increased seasonal borrowings of approximately $132 million from several large grain dealers, which mainly affected period end numbers. When compared with the same quarter last year, and excluding the effects of completed bank acquisitions, average loans grew by 7.5%.
Available for sale investment securities (excluding fair value adjustments) increased on average by $65.3 million, or 2.1%, this quarter compared with the previous quarter. During the current quarter, sales, maturities and principal paydowns of securities totaled $242 million, while the Company reinvested $522 million in federal agency, mortgage-backed and other asset-backed securities.
Total average deposits decreased by $18.0 million during the 3rd quarter of 2007 compared to the previous quarter, and included $97.3 million of deposits acquired in the Commerce Bank, Denver, transaction mentioned above. Compared to the 3rd quarter of 2006, average deposits grew by $761.5 million, or 6.8%, which included $391.8 million in deposits related to four bank acquisitions completed in the last 14 months, including the deposits acquired from Commerce Bank, Denver. Exclusive of these acquisitions, deposits grew by 3.4%, or $369.7 million. Compared to the previous quarter, average deposits decreased mainly due to a decline of $100.1 million in certain short-term jumbo certificates of deposit, as the Company further diversified its funding to other sources. The average loans to deposits ratio in the current quarter was 88.7%, compared to 87.7% in the previous quarter.
Average borrowings increased $227.1 million in the current quarter compared to the prior quarter, mainly due to increases in funding from federal funds ($104.8 million), repurchase agreements ($51.8 million), and Federal Home Loan Bank advances ($71.0 million).
Net Interest Income
Net interest income in the 3rd quarter of 2007 amounted to $135.3 million, an increase of $1.4 million, or 1.0%, compared with the previous quarter and an increase of $6.5 million, or 5.1%, compared to the 3rd quarter of last year. During the 3rd quarter of 2007, the net yield on earning assets (tax-equivalent) was 3.77%, compared with 3.82% in the previous quarter and 3.84% in the same period last year.
The increase of $1.4 million in net interest income in the 3rd quarter of 2007 over the previous quarter was primarily the result of an increase in average loan balances and higher overall earnings from investment securities, offset by higher rates paid on deposits and an increase in average overnight borrowings. Interest income on loans grew by $5.1 million this quarter mainly due to higher average balances and rates on consumer and construction loans. The $1.6 million increase in interest income on investment securities resulted mainly from higher balances and rates earned on mortgage-backed and other asset-backed investment securities. Interest expense on deposits grew $1.5 million in the 3rd quarter of 2007 compared with the previous quarter as a result of higher rates paid on various money market deposit products, coupled with higher average balances on premium money market accounts. Interest expense on other borrowings increased $2.6 million, due to higher average balances of federal funds, repurchase agreements, and Federal Home Loan Bank advances.
During the current quarter, the overall tax equivalent yield on interest earning assets remained flat with the previous quarter, while the overall cost of interest bearing liabilities increased just 4 basis points to 3.08%.
Non-Interest Income
For the 3rd quarter of 2007, total non-interest income amounted to $95.1 million, an increase of 8.9% compared to $87.3 million in the same period last year, and an increase of 1.1% compared to $94.1 million recorded in the previous quarter. The increase in non-interest income over the 3rd quarter of last year resulted mainly from double digit growth in trust, brokerage, bond trading, and corporate cash management fee income. Bank card fees for the quarter increased 9.2% over the 3rd quarter of last year, primarily due to higher fees earned on debit and corporate card transactions, which grew by 9.9% and 34.9%, respectively. Merchant fees, included in bank card revenues, decreased 8.8%, mainly due to the loss of a large merchant customer at the end of last year. Credit card fees increased 4.5%. Trust fees for the quarter increased 11.3% over the same quarter last year due to

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2007
growth in personal and corporate trust fees. Deposit account fees grew 1.4% this quarter over the same period last year, as a result of flat overdraft fee income coupled with a 10.0% increase in corporate cash management fees, which increased as a result of new customer acquisitions. Brokerage fees continued to grow this quarter and were up 23.4% over last year.
During the current quarter, gains on sales of student loans totaled $1.9 million compared with $1.6 million in the previous quarter. Approximately $54.4 million of student loans were sold this quarter. The ratio of non-interest income to total revenue was 41.3% in the 3rd quarter of 2007.
Investment Securities Gains and Losses
Net securities gains amounted to $1.6 million in the 3rd quarter of 2007, compared to net gains of $3.3 million in the same quarter last year and net losses of $493 thousand in the previous quarter. The net gain in the current quarter included net gains of $671 thousand on sales of certain equity securities owned by the parent company coupled with a net gain of $883 thousand due to fair value adjustments on various private equity investments.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $139.1 million, an increase of $6.8 million, or 5.1%, compared with amounts recorded in the same period last year, and was $2.7 million or 2.0% higher than amounts recorded in the prior quarter. Excluding the effects of the bank acquisitions mentioned above, non-interest expense in the current quarter grew by 2.7% over the same period last year. Compared to the 3rd quarter of last year, salaries and benefits expense increased $5.1 million, or 7.1%, mainly as a result of normal merit increases and the effects of the bank acquisitions, which increased salaries and benefits by approximately $1.5 million. Full-time equivalent employees totaled 5,077 and 4,900 at September 30, 2007 and 2006, respectively.
Compared with the 3rd quarter of last year, occupancy and supplies and communication costs increased 5.1% and 5.9%, respectively, for a total increase of $1.0 million, while amortization of intangible assets (included in other expense) grew by $1.2 million. Much of these increases were due to the recent bank acquisitions. Data processing and equipment costs, however, declined by a total of $1.8 million reflecting lower software, depreciation, and equipment moving expense associated with the relocation of a check processing function in the third quarter of 2006.
Income Taxes
The effective tax rate for the Company was 31.3% for the current quarter, compared with 32.2% in the previous quarter and 31.4% in the 3rd quarter of 2006.
Credit Quality
Net loan charge-offs for the 3rd quarter of 2007 amounted to $11.5 million, compared with $9.1 million in the prior quarter and $7.9 million in the 3rd quarter of last year. The increase in net charge-offs in the 3rd quarter of 2007 compared to the previous quarter was the result of higher business, personal banking and business real estate loan charge-offs, offset by lower consumer credit card loan charge-offs. Year-to-date, the ratio of net loan charge-offs to total average loans was .38% compared to .27% last year.
For the 3rd quarter of 2007, annualized net charge-offs on average consumer credit card loans were 3.15%, compared with 3.69% in the previous quarter and 3.00% in the same period last year. Additionally, personal banking loan net charge-offs for the quarter amounted to .47% of average personal banking loans, compared to .37% in the previous quarter and .42% in the same period last year. The provision for loan losses for the quarter totaled $11.5 million, and was $2.4 million higher than the previous quarter and $3.9 million higher than the 3rd quarter of 2006. The allowance for loan losses at September 30, 2007 amounted to $133.6 million, or 1.28% of total loans, excluding held for sale loans.
Total non-performing assets amounted to $41.4 million, an increase of $7.1 million over the previous quarter, and represented .40% of loans outstanding. This increase was mainly the result of placing one business loan of $5.5 million on non-accrual status after recording a loan charge-off of $1.4 million. The loan is secured by agricultural equipment and real estate which are in the process of being sold. Also, the Company foreclosed on a non-accrual loan totaling $11.8 million secured by undeveloped land and residential lots, which has been recorded in foreclosed real estate, pending sale of the property. Non-performing assets are comprised of non-accrual loans ($26.0 million) and foreclosed real estate ($15.4 million). Loans past due more than 90 days and still accruing interest totaled $19.2 million at September 30, 2007.
Other
The Company maintains a treasury stock buyback program. During the current quarter, the Company purchased 650 thousand shares of treasury stock at an average cost of $45.49 per share. Effective July 1, 2007, the Company completed its purchase of Commerce Bank, Denver, Colorado, which has one location and loans and deposits of $74.5 million and $72.2 million, respectively.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2007	2007	2006	2007	2006

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$133,864	$135,262	$128,753	$400,605	$378,967
Taxable equivalent net interest income	136,139	137,357	130,621	407,190	383,718
Non-interest income	94,059	95,137	87,332	273,480	262,556
Investment securities gains (losses), net	(493)	1,562	3,324	4,964	9,011
Provision for loan losses	9,054	11,455	7,575	28,670	17,679
Non-interest expense	136,349	139,093	132,304	411,861	391,815
Net income	55,574	55,898	54,548	162,968	162,825
Cash dividends	17,319	17,133	16,605	51,811	49,295
Net total loan charge-offs	9,052	11,456	7,875	28,669	17,980
Net business charge-offs (recov)	(11)	1,853	125	2,546	(697)
Net credit card charge-offs	5,948	5,331	4,588	17,092	12,723
Net personal banking charge-offs (1)	1,823	2,449	1,924	6,237	4,019
Net real estate charge-offs	988	1,420	175	1,907	—
Net overdraft charge-offs	304	403	1,063	887	1,935
Per share:
Net income — basic	$0.80	$0.82	$0.78	$2.36	$2.32
Net income — diluted	$0.79	$0.81	$0.77	$2.33	$2.29
Cash dividends	$0.250	$0.250	$0.233	$0.750	$0.700
Diluted wtd. average shares o/s	70,067	69,245	70,961	69,930	71,037

RATIOS
Average loans to deposits (2)	87.73%	88.67%	85.36%	88.06%	84.34%
Return on total average assets	1.46%	1.43%	1.50%	1.42%	1.56%
Return on total average stockholders’ equity	15.12%	15.10%	15.64%	14.88%	16.12%
Non-interest income to revenue (3)	41.27%	41.29%	40.42%	40.57%	40.93%
Efficiency ratio (4)	59.43%	59.81%	61.16%	60.64%	61.05%

AT PERIOD END
Book value per share based on total stockholders’ equity	$21.12	$21.79	$20.55
Market value per share	$45.30	$45.89	$48.16
Allowance for loan losses as a percentage of loans	1.30%	1.28%	1.38%
Tier I leverage ratio	8.94%	8.79%	9.47%
Common shares outstanding	69,013,266	68,455,725	71,032,313
Shareholders of record	4,685	4,623	4,721
Number of bank/ATM locations	361	360	360
Number of bank charters	3	3	3
Full-time equivalent employees	5,051	5,077	4,900

		Sept. 30	Sept. 30
OTHER YTD INFORMATION		2007	2006

High market value per share		$50.77	$50.67
Low market value per share		$43.28	$46.30

(1)	Includes net charge-offs on consumer and home equity loans

(2)	Includes loans held for sale

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended			For the Nine Months Ended
(In thousands, except per share data)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2007	2007	2006	2007	2006

INTEREST INCOME
Interest and fees on loans	$183,736	$188,863	$167,921	$549,142	$468,206
Interest and fees on loans held for sale	6,185	5,049	5,479	17,314	16,256
Interest on investment securities	36,370	38,011	37,791	112,800	111,182
Interest on federal funds sold and securities purchased under agreements to resell	6,517	6,351	5,079	20,093	8,503

Total interest income	232,808	238,274	216,270	699,349	604,147

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	29,812	31,173	26,301	88,622	68,910
Time open and C.D.’s of less than $100,000	27,671	28,541	23,238	82,777	59,417
Time open and C.D.’s of $100,000 and over	19,566	18,812	15,706	55,291	42,799
Interest on other borrowings	21,895	24,486	22,272	72,054	54,054

Total interest expense	98,944	103,012	87,517	298,744	225,180

Net interest income	133,864	135,262	128,753	400,605	378,967
Provision for loan losses	9,054	11,455	7,575	28,670	17,679

Net interest income after provision for loan losses	124,810	123,807	121,178	371,935	361,288

NON-INTEREST INCOME
Deposit account charges and other fees	30,081	30,148	29,723	86,740	86,130
Bank card transaction fees	25,855	26,409	24,187	75,347	69,453
Trust fees	19,972	19,823	17,805	58,448	53,616
Trading account profits and commissions	1,440	2,174	1,639	5,475	6,214
Consumer brokerage services	3,332	3,056	2,476	9,431	7,636
Loan fees and sales	2,712	2,919	1,956	6,916	8,444
Other	10,667	10,608	9,546	31,123	31,063

Total non-interest income	94,059	95,137	87,332	273,480	262,556

INVESTMENT SECURITIES GAINS, NET	(493)	1,562	3,324	4,964	9,011

NON-INTEREST EXPENSE
Salaries and employee benefits	76,123	77,312	72,169	230,335	215,133
Net occupancy	10,843	11,572	11,009	34,205	32,216
Equipment	5,681	5,761	7,109	17,875	19,129
Supplies and communication	8,586	8,546	8,073	25,638	24,338
Data processing and software	12,149	12,407	12,904	35,787	37,928
Marketing	4,859	4,775	4,397	13,952	13,372
Other	18,108	18,720	16,643	54,069	49,699

Total non-interest expense	136,349	139,093	132,304	411,861	391,815

Income before income taxes	82,027	81,413	79,530	238,518	241,040
Less income taxes	26,453	25,515	24,982	75,550	78,215

NET INCOME	$55,574	$55,898	$54,548	$162,968	$162,825

Net income per share — basic	$0.80	$0.82	$0.78	$2.36	$2.32

Net income per share — diluted	$0.79	$0.81	$0.77	$2.33	$2.29

Cash dividends per common share	$0.250	$0.250	$0.233	$0.750	$0.700

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30	Sept. 30	Sept. 30
(In thousands)	2007	2007	2006

ASSETS
Loans	$10,225,921	$10,451,029	$9,532,158
Allowance for loan losses	(132,960)	(133,588)	(131,834)

Net loans	10,092,961	10,317,441	9,400,324

Loans held for sale	258,563	303,658	301,032
Investment securities:
Available for sale	3,129,310	3,411,804	3,533,073
Trading	19,600	17,189	7,770
Non-marketable	92,213	93,086	87,301

Total investment securities	3,241,123	3,522,079	3,628,144

Federal funds sold and securities purchased under agreements to resell	566,145	520,484	495,262
Cash and due from banks	497,909	543,626	479,963
Land, buildings and equipment — net	397,108	403,747	388,337
Goodwill	110,705	125,088	100,933
Other intangible assets — net	18,052	22,322	13,325
Other assets	336,805	265,864	344,292

Total assets	$15,519,371	$16,024,309	$15,151,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,271,730	$1,148,991	$1,205,193
Savings, interest checking and money market	6,910,086	6,971,076	6,704,679
Time open and C.D.’s of less than $100,000	2,363,580	2,398,877	2,286,426
Time open and C.D.’s of $100,000 and over	1,516,326	1,432,831	1,368,140

Total deposits	12,061,722	11,951,775	11,564,438
Federal funds purchased and securities sold under agreements to repurchase	1,494,604	2,059,095	1,768,899
Other borrowings	346,137	345,749	166,372
Other liabilities	159,221	176,124	192,116

Total liabilities	14,061,684	14,532,743	13,691,825

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	352,330	352,330	347,049
Capital surplus	422,189	421,733	384,343
Retained earnings	756,014	794,779	806,551
Treasury stock	(65,904)	(91,040)	(84,616)
Accumulated other comprehensive income (loss)	(6,942)	13,764	6,460

Total stockholders’ equity	1,457,687	1,491,566	1,459,787

Total liabilities and stockholders’ equity	$15,519,371	$16,024,309	$15,151,612

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(Dollars in thousands)	2007	2007	2006	2007	2006

Loans:
Business	$3,134,650	$3,103,903	$2,709,096	$3,075,994	$2,649,218
Real estate — construction	657,956	705,232	582,542	670,077	511,236
Real estate — business	2,224,877	2,220,136	2,082,020	2,197,714	2,017,312
Real estate — personal	1,514,445	1,538,279	1,450,491	1,514,058	1,389,964
Consumer	1,518,855	1,605,879	1,373,127	1,529,894	1,331,847
Home equity	438,471	446,208	444,979	440,030	446,079
Credit card	646,699	670,973	606,882	650,345	589,750
Overdrafts	11,311	14,468	13,548	12,701	15,142

Total loans	10,147,264	10,305,078	9,262,685	10,090,813	8,950,548

Loans held for sale	354,878	293,610	290,465	332,944	316,234
Investment securities (excluding unrealized gains and losses):
Available for sale	3,156,708	3,222,014	3,448,592	3,235,568	3,461,602
Trading	24,430	16,343	14,223	19,768	18,109
Non-marketable	90,018	98,177	86,230	88,645	85,640

Total investment securities	3,271,156	3,336,534	3,549,045	3,343,981	3,565,351

Federal funds sold and securities purchased under agreements to resell	503,526	511,834	378,404	523,747	221,802

Total interest earning assets	14,276,824	14,447,056	13,480,599	14,291,485	13,053,935

Total assets	15,315,984	15,529,022	14,431,791	15,340,914	13,982,110

Deposits:
Non-interest bearing deposits	650,119	660,681	644,103	643,702	635,309
Interest bearing deposits:
Savings	406,313	392,317	393,732	398,660	391,556
Interest checking	193,278	211,469	164,082	190,180	174,368
Money market	6,812,831	6,814,225	6,514,270	6,781,490	6,494,043
Time open & C.D.’s of less than $100,000	2,347,311	2,389,019	2,155,446	2,348,467	2,004,486
Time open & C.D.’s of $100,000 and over	1,561,463	1,485,637	1,320,235	1,474,521	1,287,974

Total interest bearing deposits	11,321,196	11,292,667	10,547,765	11,193,318	10,352,427

Total deposits	11,971,315	11,953,348	11,191,868	11,837,020	10,987,736

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,471,784	1,628,453	1,580,998	1,688,512	1,341,879
Other borrowings	275,618	346,076	163,152	225,125	209,378

Total borrowings	1,747,402	1,974,529	1,744,150	1,913,637	1,551,257

Total interest bearing liabilities	13,068,598	13,267,196	12,291,915	13,106,955	11,903,684
Total stockholders’ equity	1,473,999	1,468,600	1,383,584	1,464,118	1,350,642

Net yield on interest earning assets (tax-equivalent basis)	3.82%	3.77%	3.84%	3.81%	3.93%